EX 9.1

November 6, 2020

United States Securities and Exchange Commission Office of the Chief of Accountant
100 F Street, N.E. Washington, D.C. 20549

Re: Flora Growth Corp.

We have read the statements under item 4 of the Current Report Pursuant to Regulation A on Form 1-U of Flora Growth Corp. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to agree or disagree with the other statements made by the Company in the Form 1-U.

Yours truly, McGovern Hurley LLP
Chartered Professional Accountants Licensed Public Accountants